                                                                    Exhibit 11.1


                   FIELDWORKS, INCORPORATED AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                              For the Three Months Ended
                                            ------------------------------
                                            April 6, 1997   March 31, 1996
                                            -------------   --------------
PRIMARY AND FULLY DILUTED.
 Net loss...............................     $ (697,926)      $ (524,961)
                                             ==========       ==========

 Weighted average common shares
  outstanding...........................      6,411,270        5,844,233
 Effect of conversion of preferred
  shares (1)............................        469,146          576,923
 Effect of cheap shares issued (2)......        160,014          160,014
                                             ----------       ----------
                                              7,040,430        6,581,170
                                             ==========       ==========

NET LOSS PER COMMON SHARE...............     $     (.10)      $     (.08)
                                             ==========       ==========

(1) Gives effect to preferred shares which converted to common shares concurrent with the company's initial public offering.
(2) Warrants issued and options granted from March 1, 1996 to February 28, 1997 are included in the calculation for all periods presented, using the treasury stock method, in accordance with Staff Accounting Bulletin Topic 4(D).